Exhibit 4.1

DISCOVER BANK

Master Servicer, Servicer and Seller

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

on behalf of the Certificateholders

FIFTH AMENDMENT TO AMENDED AND RESTATED

POOLING AND SERVICING AGREEMENT

dated as of November 3, 2004

DISCOVER CARD MASTER TRUST I

Dated as of

July 24, 2009

Execution Copy

This FIFTH AMENDMENT TO AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Amendment”), dated as of July 24, 2009, is entered into by and between DISCOVER BANK, a Delaware banking corporation (formerly Greenwood Trust Company), as Master Servicer, Servicer and Seller (“Discover Bank”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as Trustee (the “Trustee”).

WHEREAS, Discover Bank and the Trustee entered into that certain Pooling and Servicing Agreement dated as of October 1, 1993, as amended, which was restated in its entirety by that certain Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, by and between Discover Bank and the Trustee, relating to Discover Card Master Trust I, as amended by that certain First Amendment to Amended and Restated Pooling and Servicing Agreement and Global Amendment to Certain Series Supplements thereto, dated as of January 4, 2006, that certain Second Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of March 30, 2006, that certain Third Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of July 26, 2007, and that Fourth Amendment to Amended and Restated Pooling and Servicing Agreement, dated as of December 18, 2007 (as amended, the “Agreement”); and

WHEREAS, pursuant to Section 13.01(a)(ii) of the Agreement, Discover Bank and the Trustee desire to amend Section 6.06 of the Agreement, in a manner that shall not adversely affect in any material respect the interests of the Holders of any Class of any Series currently outstanding, including any Series that has issued only collateral certificates to an entity or entities that issue securities supported by, among other things, such collateral certificates.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

1. Definitions. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

2. Amendments to the Agreement.

(a) Effective as of the date hereof, Section 1.01 of the Agreement is amended by deleting the definition of “Interchange Series” in its entirety and replacing it with the following:

“ “Interchange Series” shall mean all Series that indicate in the Series Term Sheet of their applicable Series Supplement that they are Interchange Series. No series issued prior to November 3, 2004 shall be designated as an Interchange Series.”

(b) Effective as of the date hereof, Section 6.06 of the Agreement is amended by replacing paragraph (a) thereof with the following paragraph:

“(a) The Sellers may direct the Trustee to issue, from time to time, one or more Series subject to the conditions described below (each such issuance, a “New Issuance”). The Sellers may effect a New Issuance by notifying the Trustee, in writing, at least three days in advance of the date upon which the New Issuance is to occur. Any notice of the New Issuance shall state the designation of any Series to be issued on the date of the New Issuance and, with respect to each such Series: (i) its Series Initial Investor Interest, (ii) the Certificate Rate of each Class or Subclass, if applicable, of such Series; (iii) its Payment Dates and the date from which interest shall accrue; (iv) its Series Termination Date and (v) any other terms that the Sellers set forth in such notice of a New Issuance; provided, however, that any notice of a New Issuance with respect to any Series that issues only collateral certificates to an entity or entities that will issue securities supported by, among other things, such collateral certificates, shall, in lieu of stating the information in clauses (i) through (v) above, attach a copy of the Series Supplement therefor, in a form substantially agreed upon by the Sellers, the Master Servicer, the Servicers and the Trustee. On the date of the New Issuance, the Trustee shall authenticate and deliver any such Series only upon satisfaction of the following conditions: (a) Discover Bank on behalf of the Holder of the Seller Certificate shall have delivered to the Trustee a Series Supplement executed by the Sellers, the Master Servicer, the Servicers and the Trustee that specifies the terms of such Series, (b) the Sellers shall have delivered to the Trustee written confirmation from the Rating Agencies that the New Issuance will not result in the reduction or withdrawal of the ratings of any Class of any Series then outstanding rated by each Rating Agency, (c) the Sellers shall have delivered to the Trustee and the Rating Agencies (A) with respect to each New Issuance, an opinion of counsel dated as of the date of such New Issuance to the effect that, although not free from doubt, the Investor Certificates of such New Issuance will be treated as indebtedness of the Sellers for federal income and Delaware (and any other state where substantial servicing activities are conducted by an Additional Seller with respect to Accounts serviced by such Additional Seller, or by Discover Bank if there is a substantial change from Discover Bank’s present servicing activity, if any, in such state) state income or franchise tax purposes; provided, however, such opinion shall not be required for any New Issuance with respect to any Series that issues only collateral certificates to an entity or entities that will issue securities supported by, among other things, such collateral certificates, and (B) with respect to each New Issuance other than the New Issuance related to the first Series issued by the Trust, an opinion of counsel dated as of the date of such New Issuance to the effect that such New Issuance will not adversely affect the conclusion set forth in any prior opinion of counsel delivered pursuant to this clause (c) as to the treatment of the Investor Certificates of any such prior Series as indebtedness of the Sellers or as to the treatment of the Trust as a mere security device and (d) Discover Bank on behalf of the Holder of the Seller Certificate shall not be required to designate Additional Accounts or convey Participation Interests to the Trust pursuant to Section 2.10(a) as a result of such New Issuance; provided, however, such opinions described in this clause (c) shall not be required for any New Issuance with respect to the Series established by that Series Supplement to Amended and Restated Pooling and Servicing Agreement, dated as of July [2], 2009. The Series Supplement with respect to any New Issuance may modify or amend the terms of this Agreement, provided, that such modifications or amendments shall apply solely with respect to such Series. Upon satisfaction of such conditions, the Trustee shall issue, as provided in Section 6.06(d), such Series of Investor Certificates dated as of the date of the New Issuance.”

3. Effect Upon the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4. Incorporation by Reference. The provisions of Sections 13.04 (Governing Law), 13.07 (Severability of Provisions), 13.10 (Further Assurances), 13.12 (Counterparts) and 13.13 (Third Party Beneficiaries) of the Agreement shall be incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to this Amendment.

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IN WITNESS WHEREOF, Discover Bank and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

DISCOVER BANK, as Master Servicer, Servicer and Seller

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

Signature Page to Fifth Amendment

to Amended and Restated Pooling and Servicing Agreement